EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show unaudited pro forma condensed combined financial information about the financial condition and results of operations of HBT Financial, Inc. (“HBT Financial”), including per share data, after giving effect to the merger (the “Transaction”) with CNB Bank Shares, Inc. (“CNB”) and other pro forma adjustments.
The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on December 31, 2025. The unaudited pro forma condensed combined income statement for the year ended December 31, 2025 gives effect to the Transaction as if the Transaction had become effective on January 1, 2025. Certain reclassifications were made to conform the historical financial statement presentations of CNB to HBT Financial.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the Transaction. In addition, the fair value adjustments are estimates as of the date hereof and are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.
The unaudited pro forma condensed combined financial statements should be read together with:
•The accompanying notes to the unaudited pro forma condensed combined financial information;
•HBT Financial’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2025 included in HBT Financial’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 6, 2026; and
•CNB’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2025 included as an exhibit to this report.

Unaudited Pro Forma Condensed Combined Balance Sheet
(dollars in thousands, except per share data)

	December 31, 2025
	HBT Financial	CNB	Pro Forma Adjustments	Reference	Pro Forma Combined
Assets
Cash and cash equivalents	$122,269	$23,228	$(33,837)	A	$111,660
Debt securities available-for-sale	813,101	365,520	(1,193)	B	1,177,428
Debt securities held-to-maturity	458,746	—	—		458,746
Loans held for sale	1,263	883	—		2,146
Loans, before allowance for credit losses	3,456,209	1,322,001	(10,790)	C	4,767,420
Allowance for credit losses	(41,690)	(15,169)	(4,788)	D	(61,647)
Loans, net of allowance for credit losses	3,414,519	1,306,832	(15,578)		4,705,773
Bank owned life insurance	24,660	12,796	—		37,456
Bank premises and equipment, net	73,642	16,694	(549)	E	89,787
Foreclosed assets	1,126	—	—		1,126
Goodwill	59,820	21,416	3,166	F	84,402
Intangible assets, net	15,117	1,169	29,563	G	45,849
Mortgage servicing rights	16,944	355	2,593	H	19,892
Other assets	70,183	48,612	(3,067)	I, J	115,728
Total assets	$5,071,390	$1,797,505	$(18,902)		$6,849,993
Liabilities
Deposits:
Noninterest-bearing	$1,049,043	$266,913	$—		$1,315,956
Interest-bearing	3,310,220	1,222,648	1,541	K	4,534,409
Total deposits	4,359,263	1,489,561	1,541		5,850,365
Securities sold under agreements to repurchase	—	36,468	—		36,468
Other borrowings	12,301	73,950	889	L	87,140
Junior subordinated debentures	52,909	—	—		52,909
Other liabilities	31,419	27,079	12,364	M, N	70,862
Total liabilities	4,455,892	1,627,058	14,794		6,097,744
Stockholders' Equity
Preferred stock	—	19,352	(19,352)	O	—
Common stock	329	289	(234)	O	384
Surplus	298,548	17,457	130,718	O	446,723
Retained earnings	367,163	166,085	(177,564)	N, O	355,684
Accumulated other comprehensive loss	(23,018)	(26,913)	26,913	O	(23,018)
Treasury stock at cost	(27,524)	(5,823)	5,823	O	(27,524)
Total stockholders' equity	615,498	170,447	(33,696)		752,249
Total liabilities and stockholders’ equity	$5,071,390	$1,797,505	$(18,902)		$6,849,993
Book value per share	$19.58	$26.30			$20.37
Shares of common stock outstanding	31,431,924	5,506,360	(8,229)	P	36,930,055
See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

Unaudited Pro Forma Condensed Combined Statement of Income
(dollars in thousands, except per share data)

	Year Ended December 31, 2025
	HBT Financial	CNB	Pro Forma Adjustments	Reference	Pro Forma Combined
Interest income	$255,784	$96,162	$9,533	Q, R	$361,479
Interest expense	56,889	34,797	(1,985)	S, T	89,701
Net interest income	198,895	61,365	11,518		271,778
Provision for credit losses	3,161	1,331	—		4,492
Net interest income after provision for credit losses	195,734	60,034	11,518		267,286
Noninterest income	38,190	12,612	—		50,802
Noninterest expense	129,418	49,863	20,577	U, V, W	199,858
Income before income tax expense	104,506	22,783	(9,059)		118,230
Income tax expense	27,498	6,353	(2,337)	X	31,514
Net income	$77,008	$16,430	$(6,722)		$86,716

Earnings per share - Basic	$2.44	$2.89			$2.34
Earnings per share - Diluted	$2.44	$2.54			$2.34
Weighted average shares outstanding for basic earnings per share	31,502,351	5,433,837	64,294	Y	37,000,482
Weighted average shares outstanding for diluted earnings per share	31,611,304	6,460,663	(962,532)	Y	37,109,435
See Notes to Unaudited Pro Forma Condensed Combined Statement of Income

NOTE 1 — BASIS OF PRESENTATION
HBT Financial completed its merger with CNB on March 1, 2026. The merger is accounted for under the acquisition method of accounting and, accordingly the assets and liabilities of CNB, presented in this unaudited pro forma condensed combined financial information have been adjusted to their fair values based upon conditions as of the merger date and as if the merger had been effective on December 31, 2025 for the unaudited pro forma condensed combined balance sheet and on January 1, 2025 for the unaudited pro forma condensed combined income statement.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. The fair value adjustments are estimates as of the date hereof and are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.
NOTE 2 — PURCHASE PRICE
Pursuant to the merger agreement, shares of CNB common stock, in the aggregate, were exchanged for 5,498,131 shares of HBT Financial common stock and $33.8 million in cash. Based upon the closing price of HBT Financial common stock of $26.96 on February 27, 2026, this represents total consideration of $182.1 million.
NOTE 3 — PRO FORMA ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. The fair value adjustments are estimates as of the date hereof and are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.
Balance Sheet Adjustments
A.Adjustment to cash to reflect the estimated cash component of the merger consideration of   $33.8 million.
B.Adjustment to CNB’s debt securities to reflect the estimated fair value.
C.Adjustment to CNB’s loans to reflect the estimated fair value.
D.To eliminate CNB’s historical allowance for credit losses and record a $20.0 million allowance for credit losses. HBT Financial adopted Accounting Standards Update (“ASU”) 2025-08, Financial Instruments (Topic 326): Purchased Loans on January 1, 2026. ASU 2025-08 expands the population of acquired financial assets subject to the gross-up approach in Topic 326. Loans (excluding credit cards) acquired without credit deterioration and deemed "seasoned" are purchased seasoned loans and accounted for using the gross-up approach at acquisition. All non-PCD loans (excluding credit cards) that are acquired in a business combination are deemed seasoned.
E.Adjustment to CNB’s bank premises and equipment to reflect the estimated fair value.

F.To eliminate CNB’s historical goodwill and record goodwill of $24.6 million resulting from the difference between the purchase price and identifiable net assets as follows (dollars in thousands):

Purchase price allocation
Cash	$33,837
HBT Financial common stock (based on closing price of $26.96 on February 27, 2026)	148,230
Pro forma purchase price	182,067
Allocated to:
Historical book value of CNB's assets and liabilities	170,447
Elimination of CNB's historical allowance for credit losses	15,169
Elimination of CNB's historical goodwill	(21,416)
Elimination of CNB's historical intangible assets	(1,169)
Fair value adjustments:
Debt securities	(1,193)
Loans	(10,790)
Allowance for credit losses	(19,957)
Bank premises and equipment	(549)
Core deposit intangible asset	26,983
Customer relationship intangible asset	3,749
Mortgage servicing rights	2,593
Other assets	220
Time deposits	(1,541)
FHLB advances	(889)
Other liabilities	(885)
Deferred taxes	(3,287)
Preliminary pro forma goodwill	$24,582
G.To eliminate CNB’s historical intangible assets, record core deposit intangible asset of $27.0 million, and record customer relationship intangible asset related to the wealth management department of $3.7 million.
H.Adjustment to CNB’s mortgage servicing rights to reflect the estimated fair value.
I.Adjustment to CNB’s equity securities of $0.1 million and lease right of use asset of $0.1 million to reflect the estimated fair value.
J.Adjustment to net deferred tax assets to reflect tax effects of the purchase accounting adjustments at an estimated tax rate of 28%.
K.Adjustment to CNB’s time deposits to reflect the estimated fair value.
L.Adjustment to CNB’s FHLB advances to reflect the estimated fair value.
M.Adjustment to CNB’s allowance for credit losses on unfunded commitments of $0.9 million and lease contract liability of $18 thousand.
N.To record $15.7 million of acquisition expenses ($11.5 million after tax) incurred by HBT Financial subsequent to December 31, 2025, and to reflect impact of related adjustment to taxes payable at an estimated tax rate of 28%.

O.To reflect the conversion of CNB’s preferred stock to common stock, the elimination of CNB’s stockholders’ equity of $170.4 million, and the issuance of approximately 5,498,131 shares of HBT Financial common stock.
P.Adjustments to common shares outstanding to eliminate the shares of CNB common stock outstanding and to record the HBT Financial common stock issued.
Income Statement Adjustments
Q.To record estimated discount accretion on CNB’s loan portfolio over 7 years using the sum-of-the-years’ digits method.
R.To record estimated discount accretion on CNB’s securities portfolio over 5 years using the straight-line method.
S.To record estimated premium amortization expense on CNB’s time deposits over 1 year using the straight-line method.
T.To record estimated premium amortization expense on CNB’s FHLB advances over 2 years using the straight-line method.
U.To record estimated amortization expense on the core deposit intangible asset over 10 years using the sum-of-the-years’ digits method.
V.To record estimated amortization expense on the wealth management customer intangible asset over 10 years using the straight-line method.
W.To record $15.7 million of acquisition expenses incurred by HBT Financial subsequent to December 31, 2025.
X.To record tax effects of the CNB pro forma adjustments and acquisition expenses at an estimated tax rate of 28%.
Y.Adjustments to weighted average shares outstanding to eliminate the shares of CNB common stock outstanding and to record the HBT Financial common stock issued.